Exhibit 99.1

News Release

onsemi Recommends Stockholders Reject Below-Market Mini-Tender Offer

by TRC Capital Investment Corporation

Scottsdale, Ariz. – April 2, 2024 – ON Semiconductor Corporation (Nasdaq: ON) (“onsemi”) disclosed today that it has received notice of an unsolicited mini-tender offer by TRC Capital Investment Corporation, an Ontario corporation (“TRC Capital Investment”). onsemi is not affiliated or associated in any way with TRC Capital Investment, its mini-tender offer or its offer documentation.

The offer is for the purchase of up to 1.5 million shares of onsemi’s common stock at a price of $70.75 per share, approximately 4.4% lower than the $74.04 closing share price of onsemi’s common stock on March 19, 2024, the trading day immediately prior to the date of the offer. The offer represents approximately 0.35% of the shares of onsemi’s common stock outstanding as of the March 20, 2024 offer date.

onsemi urges investors to obtain current market quotations for their shares, to consult with their broker or financial advisor, and to exercise caution with respect to TRC Capital Investment’s offer. onsemi recommends that stockholders who have not responded to TRC Capital Investment’s offer take no action. Stockholders who have already tendered their shares may withdraw them at any time prior to the expiration of the offer, in accordance with TRC Capital Investment’s offer documentation. The offer is currently scheduled to expire at 12:01 a.m. EDT on April 19, 2024. TRC Capital Investment may extend the offering period at its discretion.

onsemi encourages brokers and dealers, as well as other market participants, to review the U.S. Securities and Exchange Commission’s (“SEC”) letter regarding broker-dealer mini-tender offer dissemination and disclosure at www.sec.gov/divisions/marketreg/minitenders/sia072401.htm. The SEC has cautioned investors that some bidders making mini-tender offers at below-market prices are “hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.”

TRC Capital Investment has made many similar mini-tender offers for shares of other companies. Mini-tender offers seek to acquire less than 5% of a company’s shares outstanding, thereby avoiding many disclosure and procedural requirements of the SEC that apply to offers for more than 5% of a company’s shares outstanding. As a result, mini-tender offers do not provide investors with the same level of protections as provided for larger tender offers under U.S. securities laws.

onsemi requests that a copy of this news release be included with all distributions of materials relating to TRC Capital Investment’s mini-tender offer related to shares of onsemi’s common stock.

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onsemi Recommends Stockholders Reject Below-Market Mini-Tender Offer

by TRC Capital Investment Corporation

About onsemi

onsemi (Nasdaq: ON) is driving disruptive innovations to help build a better future. With a focus on automotive and industrial end-markets, the company is accelerating change in megatrends such as vehicle electrification and safety, sustainable energy grids, industrial automation, and 5G and cloud infrastructure. onsemi offers a highly differentiated and innovative product portfolio, delivering intelligent power and sensing technologies that solve the world’s most complex challenges and leads the way to creating a safer, cleaner and smarter world. onsemi is recognized as a Fortune 500® company and included in the Nasdaq-100 Index® and S&P 500® index. Learn more about onsemi at www.onsemi.com.

onsemi and the onsemi logo are trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders.

Contacts:
Krystal Heaton	Parag Agarwal
Director, Head of Public Relations	Vice President, Investor Relations & Corporate Development
onsemi	onsemi
(480) 242-6943	(602) 244-3437
Krystal.Heaton@onsemi.com	investor@onsemi.com